Exhibit 99.1

FIBROGEN APPOINTS SUZANNE BLAUG TO BOARD OF DIRECTORS

SAN FRANCISCO, June 5, 2019 — FibroGen, Inc. (NASDAQ: FGEN), a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics, today announced the appointment of Suzanne Blaug as an independent director to FibroGen’s Board of Directors.

“Suzanne Blaug joins the FibroGen Board of Directors at a key time for the company. Her experience in commercial strategy and management and bringing new biopharmaceutical products to market in numerous therapeutic areas globally will be an invaluable asset as we and our partners advance roxadustat towards regulatory milestones and commercialization in the U.S. and international markets, and as our pamrevlumab program enters Phase 3 clinical development in multiple therapeutic areas,” said Thomas B. Neff, Chief Executive Officer.

“I am excited to join FibroGen’s Board as the company prepares for critical next steps in the regulatory and commercial development of roxadustat for the treatment of anemia associated with CKD and in other important applications in the treatment of anemia. I am also quite impressed by the breadth of development opportunities for FibroGen’s lead anti-fibrosis therapeutic, which has demonstrated promising potential in several disease applications,” Ms. Blaug added. “I look forward to working with Tom Neff and the entire Board of Directors in growing value for shareholders and advancing these innovative therapeutics to patients.”

Suzanne Blaug has more than 30 years of strategic and commercial experience in the biopharmaceutical industry. She has successfully brought new drugs to market at the global, regional, and local country levels in multiple therapeutic areas including Oncology, Cardiovascular, Immunology, Nephrology, Infectious Diseases, Neurology, and Psychiatry. Ms. Blaug most recently served as Senior Vice President, Global Marketing and Commercial Development at Amgen Inc. from 2012 to 2018. From 2004 until 2012, she was at Johnson & Johnson, where she held several positions including Head of Janssen Alzheimer Immunotherapy, Vice President Strategic Marketing and New Business Development at Janssen Europe, and Area Managing Director—UK, Italy, and Greece. Ms. Blaug started her career at Bristol-Myers Squibb in 1983, where she held numerous marketing, strategic, and general management positions in the U.S., Europe, Australia, and New Zealand. Ms. Blaug is currently a senior advisor at McKinsey & Company, and she serves on the Healthcare at Kellogg Advisory Council at Northwestern University, as well as the Center for the Business of Healthcare Corporate Advisory Board at the University of North Carolina. Ms. Blaug received her Bachelor of Science degree from the University of North Carolina at Chapel Hill, and her Master of Business Administration from the Kellogg School of Management at Northwestern University.

About FibroGen

FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF), connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product candidate, is an oral small molecule inhibitor of HIF prolyl hydroxylase activity, completing worldwide Phase 3 clinical development for the treatment of anemia in chronic kidney disease (CKD), with a New Drug Application (NDA) now approved by the National Medical Products Administration (NMPA) in China. Our partner Astellas submitted an NDA for the treatment of anemia in CKD patients on dialysis in Japan in September 2018, which is currently under review by the Pharmaceuticals and Medical Devices Agency (PMDA). Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS). Pamrevlumab, an anti-CTGF human monoclonal antibody, is advancing towards Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF) and pancreatic cancer, and is currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of roxadustat and pamrevlumab, the potential safety and efficacy profile of our product candidates, and our clinical and regulatory plans. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

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Contact

FibroGen, Inc.

Karen L. Bergman

Vice President, Investor Relations and Corporate Communications

1 (415) 978-1433

ir@fibrogen.com